EXHIBIT 99.1
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                     CHESAPEAKE ENERGY CORPORATION ANNOUNCES
                     JEFFREY L. MOBLEY WILL JOIN COMPANY AS
                VICE PRESIDENT - INVESTOR RELATIONS AND RESEARCH

OKLAHOMA CITY,  OKLAHOMA,  APRIL 18, 2005 - Chesapeake Energy Corporation (NYSE:
CHK) today announced the hiring of Jeffrey L. Mobley as Vice President - Investor Relations and Research. Jeff will join Chesapeake on May 2 after spending three years with Raymond James and Associates, where he was Vice President of Equity Research focusing on the exploration and production sector. He has also previously worked in the energy investment banking and private equity arenas. Jeff is a CFA Charterholder and graduated with an MBA from The Wharton School of Business. Jeff will assume responsibility for Chesapeake's investor relations efforts from Tom Price, Jr., who will resume his prior position as Senior Vice President - Corporate Development. In addition, Jeff will be responsible for all of Chesapeake's energy industry and macroeconomic research initiatives.


                               Management Comment


Aubrey K. McClendon, Chairman and Chief Executive Officer of Chesapeake said, "We are extremely pleased for Jeff to join Chesapeake's management team. We have known Jeff for years and have admired his research insights, especially with regard to his early appreciation for the sustainability of the upward movement in oil and natural gas prices during the past five years. I believe our investors will enjoy getting to know Jeff better in his new role in the years ahead.

We are also pleased that Tom Price will now have more time to concentrate on his duties in the corporate development arena, including governmental, public, and media relations, as well as other areas where the company can strengthen its relationship with its various stakeholders. As our company has grown from a $2 billion to an $11 billion enterprise over the past five years, we have needed to expand our government relations and corporate development areas. Today's announced personnel moves strengthen our company in these important areas."

Chesapeake Energy Corporation is the fourth largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and producing property acquisitions in the Mid-Continent, Permian Basin, South Texas, Texas Gulf Coast and Ark-La-Tex regions of the United States. The company's Internet address is www.chkenergy.com.